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                                                                      EXHIBIT 99

                                                   For Immediate Release, ISV-15
                    Company Contact: InSite Vision, Sandra Heine, (510) 865-8800
                               Investor Contact: Burns McClellan, (212) 216-0006
                                                  Jonathan M. Nugent (Investors)
                                                      Kathy Jones, Ph.D. (Media)
             Company Contact: Pharmacia & Upjohn, Paul Fitzhenry, (908) 901-8770


         INSITE VISION LICENSES ISV-900 TECHNOLOGY TO PHARMACIA & UPJOHN
                     FOR DIAGNOSTIC APPLICATIONS IN GLAUCOMA


Alameda, CA, November 11, 1999 -- InSite Vision Incorporated (AMEX: ISV) today announced it has granted an exclusive license to Pharmacia & Upjohn (NYSE: PNU) for InSite's ISV-900 technology for diagnostic and prognostic applications in the area of glaucoma. ISV-900 is a test for identifying multiple genetic markers associated with glaucoma, a leading cause of preventable blindness.

The agreement includes an upfront license fee, on-going research support payments, an equity investment, a line of credit and milestone payments with a potential value of $19 million plus royalties.

Pharmacia & Upjohn will develop the diagnostic product with technical support from InSite which will continue to pursue therapeutic applications of the ISV-900 technology. Pharmacia & Upjohn will have rights to these therapeutic applications.

"Current glaucoma tests are generally unable to detect the disease before substantial damage to the optic nerve has already occurred," said Robert J. Little, Group Vice President, Specialty Products, Pharmacia & Upjohn. "We believe that gene-based tests, such as ISV-900, may make it possible to identify earlier patients at risk and initiate treatment before permanent optic nerve damage and vision loss occurs."

"This agreement with Pharmacia & Upjohn is the most recent and the most significant of several licensing agreements consummated as part of an aggressive and continuing strategic partnership program initiated last year," commented Dr.
S. Kumar Chandrasekaran, Chairman and CEO of InSite. "These efforts have put InSite on a more sound financial basis and have paved the way for the potential of future product revenues."

InSite Vision is an ophthalmic product development company focused on genetic research for diagnosis and prognosis of glaucoma and a novel glaucoma treatment using its proprietary DuraSite(R) technology.

This press release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties involving the results of preclinical and clinical studies and determinations by the U.S. Food and Drug Administration, as well as the Risk Factors listed from time to time in the company's SEC filings including, but not limited to, its Form 10-Q for the quarter ended June 30, 1999.